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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' REPORT


We consent to the incorporation by reference in this Registration Statement of Berkshire Hathaway Inc. on Form S-4, of our report on schedules dated March 8, 1996, appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 1995, and our report dated March 8, 1996 (July 16, 1996 as to the restatement described in Note 1(a) to the financial statements), appearing in Form 8-K of Berkshire Hathaway Inc. filed July 26, 1996, and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus which is part of this Registration Statement.



DELOITTE & TOUCHE LLP



Omaha, Nebraska
November 14, 1996